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                    March 7, 2024

       Duane Holloway
       General Counsel
       United States Steel Corporation
       600 Grant Street
       Pittsburgh, PA 15219

                                                        Re: United States Steel
Corporation
                                                            Amendment No. 1 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed February 26,
2024
                                                            File No. 001-16811

       Dear Duane Holloway:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing